Exhibit 8.1

ESCROW SERVICES AGREEMENT

This Escrow Services Agreement (this “Agreement”) is made and entered into as [DATE] by and between Prime Trust, LLC (“Prime Trust” or “Escrow Agent”), StartEngine Capital, LLC (“Portal”), and [COMPANY NAME] (“Issuer”) (collectively, the “Parties”).

RECITALS

WHEREAS, Issuer proposes to offer for sale to certain investors, as disclosed in the offering statement (the “Offering Statement”) filed with the US Securities and Exchange Commission (the “SEC”) on Form C (the “Offering”), its equity and/or debt securities (the “Securities”) pursuant to Section 4(a)(6) of the Securities Act of 1933, as amended (the “Act”), and Regulation Crowdfunding, with a target amount of [MIN FUNDING GOAL] and, including oversubscription (if any) a maximum amount of [MAX FUNDING GOAL] (the “Maximum Amount of the Offering”);

WHEREAS, Portal, a funding portal registered with the SEC and member of the Financial Industry Regulatory Authority (“FINRA”), has been engaged by Issuer to serve as an intermediary for the Offering;

WHEREAS, Prime Trust is a trust company chartered and regulated by the Nevada Financial Institutions Division and agrees to serve as escrow agent for the Offering; and,

WHEREAS, Issuer desires to establish an Escrow Account (as defined below) in which funds received from prospective investors (“Subscribers”) will be held during the Offering, subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Parties hereto hereby agree as follows:

1.	Establishment of Escrow Account. Beginning at commencement of the Offering, Escrow Agent shall maintain funds (“Escrow Funds”) in a segregated bank account in the name of the Escrow Agent and established for the benefit of Subscribers (the “Escrow Account”). All parties agree to maintain the Escrow Account and Escrow Funds in a manner that is compliant with Rule 303 of Regulation Crowdfunding and other applicable laws and rules. Escrow Agent agrees to hold the funds for the benefit of the Subscribers and the Issuer and to promptly transmit or return the funds to the persons entitled to such funds in accordance with the terms of this Agreement.

2.	Escrow Period. Portal shall notify Escrow Agent with the date of the commencement of the Offering (the “Effective Date”). The Escrow Period shall begin on the Effective Date and shall terminate in whole or in part upon the earlier to occur of the following (“Escrow Period”):

a.	The date upon which subscription amounts for the Maximum Amount of the Offering have been deposited and cleared in the Escrow Account and the Portal has instructed the closing on those funds. Escrow shall remain open pending receipt of subscriptions and cleared funds to meet the Maximum Amount of the Offering, but in no case less than 21 days after the Effective Date (the “Minimum Offering Period”);

b.	[END DATE OF CAMPAIGN] unless the Offering period is extended by instruction from the Portal to the Escrow Agent subject to compliance with Rule 304 of Regulation Crowdfunding;

c.	The date upon which a determination is made by Issuer to terminate the Offering prior to closing; or

d.	Escrow Agent’s exercise of the termination rights specified in Section 15.

During the Escrow Period, the Parties agree that (i) Escrow Account and Escrow Funds will be held for the benefit of the Subscribers, and that (ii) the Issuer is not entitled to any funds received into escrow, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until the Portal has triggered closing of such funds. In addition, the Parties acknowledge that the total funds raised cannot exceed the Maximum Amount of the Offering permitted by the Offering Statement. Issuer and Portal represent that no funds have yet been raised in the Offering and that all funds to be raised for the Offering will be immediately deposited in the Escrow Account. Portal shall under no circumstances hold, manage, possess, or otherwise handle Subscriber’s funds or Securities.

3.	Deposits into the Escrow Account. All Subscribers will be directed by the Portal to transmit their data via Escrow Agent’s technology systems (not manually), and send funds directly to Escrow Agent as the “qualified third party” that has agreed to hold the funds for the benefit of investors and Issuer. All Subscribers will transfer funds directly to Escrow Agent (with checks, if any, made payable to “Prime Trust as Escrow Agent for GarageSkins”) for deposit into the Escrow Account. Escrow Agent shall process all Escrow Amounts for collection through the banking system and shall maintain an accounting of each deposit posted to its ledger, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. All monies so deposited in the Escrow Account and which have cleared the banking system are hereinafter referred to as the "Escrow Amount." Issuer and Portal shall promptly, concurrent with any new or modified subscription, provide Escrow Agent with a copy of the Subscriber’s subscription and other information as may be reasonably requested by Escrow Agent in the performance of their duties under this Agreement. Escrow Agent is under no duty or responsibility to enforce collection of any funds delivered to it hereunder.

Funds Hold — clearing, settlement and risk management policy: All parties agree that funds are considered “cleared” as follows:

Wires — 24 hours after receipt of funds Checks — 10 days after deposit

ACH — As transaction must clear in a manner similar to checks, and as Federal regulations provide investors with 60 days to recall funds, for risk reduction and protection Escrow Agent will agree to release, starting 10 calendar days after receipt and so long as the offering is closed, the greater of 94% of funds or gross funds less ACH deposits still at risk of recall. Of course, regardless of this operating policy, Issuer remains liable to immediately and without protestation or delay return to Prime Trust any funds recalled pursuant to Federal regulations.

Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Escrow Agent deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices. Escrow Agent shall inform Portal and Issuer of any such return or rejection via notifications via email, on the online dashboards and via Webhooks in the API.

4.	Disbursements from the Escrow Account. In the event Escrow Agent does not receive instructions from the Portal to release funds from the Escrow Account on or prior to the termination of the Escrow Period, Escrow Agent shall terminate escrow and make a full and prompt return of cleared funds in the Escrow Account so that refunds are made to each Subscriber. In the event Escrow Agent receives cleared funds for the Maximum Amount of the Offering prior to the termination of the Escrow Period and Escrow Agent and receives instruction from Portal (generally via notification in the application programming interface (“API”), provided such instruction is issued at or after the Minimum Offering Period, Escrow Agent shall, pursuant to those instructions, move funds to a Prime Trust Business custodial account in the name of Issuer, the agreement for which is hereby incorporated into this Agreement by reference and will be considered duly signed upon execution of this Agreement, to perform cash management and reconciliation on behalf of Issuer and for Issuer’s wholly owned funds, make any investments as directed by Issuer, and to make disbursements if and when requested. Issuer acknowledges that there is up to a three business day processing time once Escrow Agent has received notification to release funds from escrow to the Issuer’s custodial account in accordance with the terms of this Agreement. Escrow Agent is hereby directed to remit funds due to Portal or other Issuer service providers, from Issuer’s custodial account, as directed by Portal directly to the appropriate Parties, if any, to which they are due Furthermore, Issuer hereby irrevocably authorizes PrimeTrust to deduct any and all fees for its services from Issuer’s funds on account as a non-exclusive remedy for collecting fees for its services.

5.	Collection Procedure. Escrow Agent is hereby authorized, upon receipt of Subscriber funds not transmitted directly into the Escrow Account, to promptly deposit them in the Escrow Account. Any Subscriber funds which fail to clear or are subsequently reversed, including but not limited to ACH chargebacks and wire recalls, shall be debited to the Escrow Account, with such debits reflected on the Escrow online ledgers maintained by Escrow Agent and accessible via our technology systems (via API or dashboard). Any and all escrow fees paid by Issuer including those for funds receipt and processing are non-refundable, regardless of whether ultimately cleared, failed, rescinded, returned or recalled. In the event of any Subscriber refunds, returns or recalls after funds have already been remitted to Issuer, then Issuer hereby irrevocably agrees to immediately and without delay or dispute send equivalent funds to Escrow Agent to cover the refund, return or recall. If Issuer has any dispute or disagreement with its Subscriber then that is separate and apart from this Agreement and Issuer will address such situation directly with said Subscriber, including taking whatever actions necessary to return such funds to Subscriber, but Issuer shall not involve any other Parties to this Agreement in any such disputes.

6.	Escrow Account Balances. No interest shall be paid to Issuer or Subscribers on the balances in the Escrow Account or in Issuer’s custodial account.

7.	Escrow Administration Fees, Compensation to Escrow Agent. Issuer will pay the Escrow Administration Fees to Escrow Agent. All fees and charges, if not paid by Issuer or a representative of Issuer (e.g. Portal, brokers, etc.), may be made via either ACH payment in accordance with the information on file with Escrow Agent or, alternatively, deducted from funds due to Issuer at any close of escrow. At no time will any Subscriber be charged fees by Escrow Agent. It is acknowledged and agreed that no fees, reimbursement for costs and expenses, indemnification for any damages incurred by the Issuer or Escrow Agent shall be paid out of or chargeable against any principal investment funds held on deposit in the Escrow Account for a Subscriber prior to closing. Fees on this offering are set forth in Exhibit A.

8.	Representations and Warranties. The Issuer and the Portal covenants and makes the following representations and warranties to Escrow Agent:

a.	It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

c.	The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

d.	The Offering shall contain a statement that Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Escrow Agent has not and shall not be used in any manner in connection with the Offering of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

e.	No party other than the Parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

f.	It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective businesses, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

g.	Its business activities are in no way related to cannabis, gambling, adult entertainment, or firearms.

h.	The Offering complies in all material respects with the Act and all applicable laws, rules and regulations.

i.	All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

9.	Term and Termination. This Agreement will remain in full force during the Escrow Period and shall terminate upon the following:

a.	As set forth in Section 2.

b.	Termination for Convenience. Any party may terminate this Agreement at any time for any reason by giving at least thirty (30) days’ written notice.

c.	Escrow Agent’s Resignation. Escrow Agent may unilaterally resign by giving written notice to Issuer, whereupon Issuer will immediately appoint a successor escrow agent. Until a successor escrow agent accepts appointment or until another disposition of the subject matter has been agreed upon by the parties, following such resignation notice, Escrow Agent shall be discharged of all of its duties hereunder save to keep the subject matter whole.

Even after this Agreement is terminated, certain provisions will remain in effect, including, but not limited to, items 3, 4, 5, 9, 10, 11, 12, 13, 14, 15, and 16 of this Agreement. Escrow Agent shall be compensated for the services rendered as of the date of the termination or removal.

10.	Applicable Law, Venue, Arbitration, and Attorneys’ Fees. This Agreement is governed by, and will be interpreted and enforced in accordance with the laws of the State of Nevada, as applicable, without regard to principles of conflict of laws, and each party submits to the personal jurisdiction, and waives all objections to venue for the enforcement of any provision of this Agreement, in the state and federal courts situated in Clark County, Nevada. The parties hereby agree that any claim or dispute arising under this Agreement may only be brought in arbitration, with venue in Clark County, Nevada. It is further agreed that any such action will be pursuant to the rules of the American Arbitration Association. Issuer, Portal and Escrow Agent each consent to this method of dispute resolution, as well as jurisdiction, and consent to Nevada being a convenient forum for any such claim or dispute and each party waives any right it may have to object to either the venue or jurisdiction for such claim or dispute. In the event of any dispute among the parties, the prevailing party shall be entitled to recover damages plus reasonable costs and attorney’s fees and the decision of the arbitrator shall be final, binding and enforceable in any court.

11.	Limited Capacity of Escrow Agent. This Agreement expressly and exclusively sets forth the duties of Escrow Agent with respect to any and all matters pertinent hereto, and no implied duties or obligations shall be read into this Agreement against Escrow Agent. Escrow Agent acts hereunder as an escrow agent only and is not associated, affiliated, or involved in the business decisions of Issuer, Portal, or Subscriber. Escrow Agent is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement or any part thereof, or for the form of execution thereof, or for the identity or authority of any person executing or depositing such subject matter. Escrow Agent shall be under no duty to investigate or inquire as to the validity or accuracy of any document, agreement, instruction, or request furnished to it hereunder, including, without limitation, the authority or the identity of any signer thereof, believed by it to be genuine, and Escrow Agent may rely and act upon, and shall not be liable for acting or not acting upon, any such document, agreement, instruction, or request. Escrow Agent shall in no way be responsible for notifying, nor shall it be responsible to notify, any party thereto or any other party interested in this Agreement of any payment required or maturity occurring under this Agreement or under the terms of any instrument deposited herewith.

12.	Liability. Escrow Agent and Portal shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by such party, except in the case of willful misconduct or gross negligence. Escrow Agent and Portal shall not have responsibility at any time to ascertain whether or not any security interest exists in the Escrow Amounts, the Fund or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Fund or any part thereof. Any liability arising under this Agreement shall be several and not joint.

13.	Indemnity. Issuer agrees to defend, indemnify and hold Escrow Agent and Portal, including their affiliates, directors, employees, service providers, officers, agents, partners and third-party service providers (collectively, the “Indemnified Parties”) harmless from any loss, liability, claim, or demand, including reasonable attorney’s fees, made by any third party due to or arising out of (i) this Agreement or a breach of any provision in this Agreement, or (ii) any change in regulation or law, state or federal, and the enforcement or prosecution of such as authorities may apply to or against Issuer, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) result from the willful misconduct or gross negligence of the Indemnified Parties. This indemnity shall also include, but is not limited to, all expenses incurred in conjunction with any interpleader that Escrow Agent may enter into regarding this Agreement and/or third-party subpoena or discovery process that may be directed to Escrow Agent. These defense, indemnification and hold harmless obligations will survive termination of this Agreement. Escrow Agent reserves the right to control the defense of any such claim or action and all negotiations for settlement or compromise, and to select or approve defense counsel, and Issuer agrees to fully cooperate with Escrow Agent in the defense of any such claim, action, settlement, or compromise negotiations.

14.	Entire Agreement, Severability and Force Majeure. This Agreement contains the entire agreement between Issuer, Escrow Agent and Portal regarding the Escrow Account. If any provision of this Agreement is held invalid, the remainder of this Agreement shall continue in full force and effect. Furthermore, no party shall be responsible for any failure to perform due to acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruptions, vendor failures (including information technology providers), or other similar causes.

15.	Changes. Escrow Agent may, at its sole discretion, comply with any new, changed, or reinterpreted regulatory or legal rules, laws or regulations, law enforcement or prosecution policies, and any interpretations of any of the foregoing, and without necessity of notice, Escrow Agent may (i) modify either this Agreement and/or the Escrow Account to comply with or conform to such changes or interpretations or (ii) terminate this Agreement or the Escrow Account or both if, in the sole and absolute discretion of Escrow Agent, changes in law enforcement or prosecution policies (or enactment or issuance of new laws or regulations) applicable to the Issuer might expose Escrow Agent to a risk of criminal or civil prosecution, and/or of governmental or regulatory sanctions or forfeitures if Escrow Agent were to continue its performance under this Agreement. Furthermore, all Parties agree that this Agreement shall continue in full force and be valid, unchanged and binding upon any successors of Escrow Agent. Changes to this Agreement will be sent to Issuer via email.

16.	Waivers. No waiver by any party to this Agreement of any condition or breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

17.	Notices.

a.	i.	Any communication in connection with this agreement must be in writing and, unless otherwise stated, may be given:

ii.	in person, by post or fax; or

iii.	by e-mail.

b.	Such communications shall be addressed as follows:

To Escrow Agent:

Prime Trust

Attn. Escrow Department

2300 W Sahara Ave

Suite 1170

Las Vegas, NV 89102

escrow@primetrust.com

To Portal:

StartEngine Capital, LLC

To Issuer:

c.	a. Any party may change their notice or email address by giving notice thereof in accordance with this Paragraph. All notices hereunder shall be deemed given: (1) if served in person, when served; (2) if sent by facsimile or email, on the date of transmission if before 6:00 p.m. Eastern time, provided that a hard copy of such notice is also sent by either a nationally recognized overnight courier or by U.S. Mail, first class; (3) if by overnight courier, by a nationally recognized courier which has a system of providing evidence of delivery, on the first business day after delivery to the courier; or (4) if by U.S. Mail, on the third day after deposit in the mail, postage prepaid, certified mail, return receipt requested. Furthermore, all parties hereby agree that all current and future notices, confirmations and other communications regarding this Agreement specifically, and future communications in general between the parties, may be made by email, sent to the email address of record as set forth above or as otherwise from time to time changed or updated in Prime Trusts systems, directly by the party changing such information, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties. If any such electronically-sent communication fails to be received for any reason, including but not limited to such communications being diverted to the recipients’ spam filters by the recipients email service provider or technology, or due to a recipients’ change of address, or due to technology issues by the recipients’ service provider, the parties agree that the burden of such failure to receive is on the recipient and not the sender, and that the sender is under no obligation to resend communications via any other means, including but not limited to postal service or overnight courier, and that such communications shall for all purposes, including legal and regulatory, be deemed to have been delivered and received. No physical, paper documents will be sent to Issuer or Portal, including statements, and if such documents are desired then that party agrees to directly and personally print, at their own expense, the electronically-sent communication(s) or dashboard reports and maintaining such physical records in any manner or form that they desire. Your Consent is Hereby Given: By signing this Agreement electronically, you explicitly agree to this Agreement and to receive documents electronically, including your copy of this signed Agreement as well as ongoing disclosures, communications and notices.

18.	Counterparts; Facsimile; Email; Signatures; Electronic Signatures. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which, taken together, will constitute one and the same instrument, binding on each signatory thereto. This Agreement may be executed by signatures, electronically or otherwise, and delivered by email in .pdf format, which shall be binding upon each signing party to the same extent as an original executed version hereof.Agreement and the Business Custodial Agreement IN WITNESS WHEREOF, the undersigned have executed this Agreement and the Business Custodial Agreement as of the day and year first above written.

[ISSUER NAME], as Issuer

 Name:

Email:

Company:

Title:

Date:

Signature ID:

Prime Trust, as Escrow Agent

 Name:

Email:

Company:

Title:

Date:

Signature ID:

StartEngine Capital, LLC, as Portal

Name:

Email:

Company:

Title:

Date:

EXHIBIT A

FEES AND COSTS

Prime Trust’s escrow fees shall be calculated on the following schedule:

ESCROW ACCOUNT

The fees related to this offering are paid directly by the service platform. Please contact your service provider for details.

Misc Administrative Services (not under contract, but which Escrow Agent agrees to perform), $100 per hour.